Exhibit 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati, P.C.]

February 21, 2007

SenoRx, Inc.

11 Columbia, Suite A

Aliso Viejo, CA 92656

Re:   Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (File No. 333-134466) filed with the Securities and Exchange Commission on May 25, 2006 (as amended by Amendment No. 1 thereto filed on June 26, 2006, Amendment No. 2 thereto filed on August 9, 2006 and Amendment No. 3 thereto filed on February 21, 2007, as such may be further amended or supplemented, the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of upto 6,325,000 shares of Common Stock (the “Shares”) of SenoRx, Inc. (the “Company”). The Shares, which include up to 825,000 shares of Common Stock issuable pursuant to an over-allotment option granted to the underwriters, are to be sold to the underwriters as described in such Registration Statement for sale to the public or issued to the representatives of the underwriters. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.